Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Chris Moran
617-218-3864
christopher.m.moran@ampf.com

SELIGMAN SELECT MUNICIPAL FUND, INC. ANNOUNCES MARCH INCOME DIVIDEND DISTRIBUTION

NEW YORK, March 6, 2009 - Seligman Select Municipal Fund, Inc. (“Select Municipal”; NYSE: SEL) today announced an income dividend of $0.0375 per common share. The dividend will be payable March 25, 2009 to stockholders of record on March 18, 2009. Common shares of Select Municipal will be offered “ex-dividend” on March 16, 2009.

At a special meeting held on February 5, 2009, Select Municipal's stockholders approved an Agreement and Plan of Merger and Liquidation (the "Plan") and the merger and the other transactions contemplated by the Plan, including the acquisition of the assets and liabilities of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc., as described in the proxy statement/prospectus, dated October 28, 2008 (the “Acquisition”). The Acquisition is expected to be completed at the close of business on or about March 27, 2009 (the "Closing Date"). As consideration for their shares, holders of Select Municipal's common stock will receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal on the Closing Date. Redemptions and exchanges of Class A shares of National Fund issued pursuant to the Acquisition will be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. As noted in the proxy statement/prospectus, the outstanding shares of preferred stock of Select Municipal will be redeemed prior to consummation of the Acquisition. Shares of Select Municipal's common stock will cease to be traded on the NYSE prior to the opening of trading on or about March 23, 2009.

Effective November 7, 2008, Select Municipal is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, Select Municipal was managed by J. & W. Seligman & Co. Incorporated. RiverSource Fund Distributors, Inc. (formerly known as Seligman Advisors, Inc.) is the principal underwriter of the RiverSource Group of Funds, which includes Select Municipal.

RiverSource Investments, LLC, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is also the investment manager of the other funds in the RiverSource Group of Funds, and is wholly owned subsidiary of Ameriprise Financial, Inc. Ameriprise Financial, Inc. is a financial planning and financial services company that has been offering solutions for clients’ asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for the RiverSource Group of Funds, RiverSource manages investments for itself and its affiliates. For institutional clients, RiverSource and its affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products.

The net asset value of shares of Seligman Municipal may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Select Municipal is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the fund.

Fixed-income securities owned by Select Municipal are subject to interest-rate risk, credit risk, repayment risk, and market risk. To the extent that Select Municipal concentrates its investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general. There is no guarantee that Select Municipal’s investment goals/objectives will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of Select Municipal carefully before investing. You can obtain Select Municipal’s most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.